2001 Bryan Street

Suite 3700

Dallas, TX 75201

MAIN   214.750.1771

FAX      214.750.1749

www.regencyenergy.com

September 21, 2011

Mr. Samta Gupta

E & P Company, LLC

2500 Tanglewilde St., Suite 260

Houston, TX 77063

RE:	Amendment to Base Contract for Sale and Purchase of Natural Gas Between E & P Company, LLC and Regency Field Services, LLC Effective September 1, 2011 (Regency Contract No. 7238)

Mr. Gupta:

Enclosed you will find:

☐	Two (2) originals of the referenced Agreement(s). If the enclosed meets with your approval, please execute and return both partially executed originals to my attention at the letterhead address. I will complete the execution process and return a fully executed original to you for your files.

☐	Two (2) partially executed originals of the referenced Agreement(s). If the enclosed meets with your approval, please provide for execution of each and return one (1) fully executed original to my attention for our files.

☐	Please initial the changes on the enclosed Agreement(s), retain one (1) original and return one (1) original to me for our files.

One (1) fully executed original of the above referenced agreement for your files. Regency has retained an original for our files.

Regency Field Services, LLC appreciates the opportunity to do business with your company and looks forward to our continuing relationship.

If you should have any questions, please contact Jennifer Rost at (214) 840-5673.

Sincerely,
/s/ Jenny Zacarias
Jenny Zacarias
Contract Analyst

Enclosure

7238

AMENDMENT TO

BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS

THIS AMENDMENT TO Base Contract for Sale and Purchase of Natural Gas (“Amendment”) is entered into as of this lst day of September, 2011 by E&P Company, LLC and Regency Field Services LLC, formerly Regency Gas Marketing LLC, (collectively referred to as “the Parties”).

WHEREAS, the Parties desire to amend that certain Base Contract for Sale and Purchase of Natural Gas dated 11/20/2009 (the “Agreement”);

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants contained herein, the Parties agree to amend the Agreement as follows:

1.	Section 11.2 is hereby amended by deleting it entirely and replacing it with the following:

“Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, and explosions, (ii) breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (iii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iv) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (v) acts of others such as strikes, lockouts or other industrial disturbances, riots, Sabotage, insurrections or wars, or acts of terror; and (vi) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.”

2.	The effective date of this Amendment is September 1, 2011.

The Agreement is amended to the extent noted herein. In all other respects, it is confirmed and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment in person or by their duly authorized officials.

Regency Field Services LLC		E&P Company, LLC ,
By: Regency Gas Services LP, its sole member
By: Regency OLP GP LLC, its general partner

BY:	/s/ Mary Ann McMichael	By:	/s/ OSMAN KALDIRIM JR.

Name:	Mary Ann McMichael	Name:	OSMAN KALDIRIM JR.
Director, Contract Administration

Title:		Title:	VICE PRESIDENT

Date:	9/21/11	Date:	09/15/2011

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